                                                                                                                                                                                                                                                                Execution Copy

Subscription Agreement

This Subscription Agreement (this “Agreement”) is dated November 30, 2010, by and between the investor identified on the signature page hereto (the “Investor”) and Orckit Communications Ltd., an Israeli corporation (the “Company”), whereby the parties agree as follows:

1.           Subscription.

(a) Investor agrees to buy and the Company agrees to sell and issue to Investor (i) such number of shares (the “Shares”) of its ordinary shares, no par value (the “Ordinary Shares”), and (ii) a  warrant, in substantially the form delivered to the Investor herewith, to purchase such number of Ordinary Shares of the Company (the “Warrant”) set forth on the signature page hereto, for an aggregate purchase price set forth on the signature page hereto (the “Purchase Price”).  The Ordinary Shares issuable upon exercise of the Warrant are referred to herein as the "Warrant Shares".

(b) The Shares, Warrant and Warrant Shares have been registered on a Registration Statement on Form F-3, Registration No. 333-166203 (the “Registration Statement”), which Registration Statement has been declared effective by the Securities and Exchange Commission (the “Commission”), has remained effective since such date and is effective on the date hereof.  Accordingly, the Shares and Warrant are not considered "restricted securities" as defined in SEC Rule 144.  However, since the Investor is an "affiliate" of the Company, the Company shall issue to the Investor a certificate representing the Shares bearing an "affiliate legend" and the Investor's resales of the Shares and Warrant Shares will be subject to the volume limitations under SEC Rule 144 for so long as it remains an affiliate of the Company. The Company shall file the final prospectus supplement and Form 6-K related to the offering and issue a press release announcing the offering and the transactions contemplated hereby prior to 9:30 a.m. Eastern Time on the date hereof.

                               (c)        On December 3, 2010 (the “Closing Date”), in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, and subject to the satisfaction or waiver of all of the closing conditions set forth in the Underwriting Agreement (the “Underwriting Agreement”), dated November 30, 2010, by and among the Company and the representative of the underwriters named therein, the offering contemplated by the Underwriting Agreement will be consummated.  The closing of the purchase and sale of the Shares and Warrant pursuant to this Agreement will be subject to the closing of the offering contemplated by the Underwriting Agreement.  The Company’s obligation to issue the Shares and Warrant to the Investor will be subject to (i) the receipt by the Company of the aggregate purchase price for the Shares and Warrant being purchased hereunder as set forth on the signature page, (ii) the accuracy of the representations and warranties made by the Investor in this Agreement, and (iii) the Registration Statement remaining in effect and no stop order proceedings with respect thereto being pending or threatened.   Since the Investor beneficially owns more than 5% of the outstanding Ordinary Shares, the closing of the issuance and sale of Shares and Warrants to the Investor shall be subject to approval of the Company's shareholders pursuant to Israeli law and shall occur, if such approval shall be obtained, on the business day immediately following the date of such approval at a meeting of shareholder to be convened promptly by the Company.  The investor hereby undertakes to vote his Ordinary Shares at said shareholder meeting in favor of the relevant proposal.

2.                  Company Representations and Warranties.  The Company represents and warrants that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, subject to shareholder approval; (b) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, subject to shareholder approval; (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Company’s Memorandum of Association, as amended, and Seventh Amended and Restated Articles of Association, or (ii) any material agreement to which the Company is a party or by which any of its property or assets is bound; (d) the Shares, Warrant and Warrant Shares have been duly authorized for sale and issuance, and when the Shares and Warrant Shares are issued and delivered by the Company against payment therefor pursuant to this Agreement or the Warrant, as the case may be, will be validly issued, fully paid and nonassessable, subject to shareholder approval; (e) the Registration Statement and any post-effective amendment thereto, at the time it became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (f) the prospectus contained in the Registration Statement, as amended or supplemented, did not contain as of the effective date thereof, and as of the date hereof does not contain, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (g) there are no preemptive rights or rights of first refusal held by stockholders of the Company or other persons applicable to the transactions contemplated hereby.

3.               Investor Representations, Warranties and Acknowledgments.  The Investor represents and warrants that: (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) this Agreement has been duly authorized and executed by the Investor and constitutes a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms; (c) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (i) the Investor’s certificate of incorporation or by-laws (or other organizational and governing documents), or (ii) any material agreement or any law or regulation to which the Investor is a party or by which any of its property or assets is bound; (d) it has had full access to and relied only upon the Disclosure Package, including the Company’s periodic reports and other information incorporated by reference therein, and was able to read, review, download and print such materials. For purposes hereof, the term "Disclosure Package" means: (i) a base prospectus dated June 2, 2010, (ii) if applicable, a preliminary prospectus supplement related to the offering, (iii) the final prospectus supplement related to the offering, and (iv) the pricing information contained in this Agreement; and (e) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares and Warrant, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares and Warrant.

 4.           Miscellaneous.

(a) This Agreement (including the Company’s representations, warranties, covenants and agreements in the Underwriting Agreement incorporated herein pursuant to Section 4(f) hereof) constitutes the entire understanding and agreement between the parties with respect to its subject matter, and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement.  This Agreement may be amended or modified only in writing signed by the parties hereto.  The representations, warranties, covenants and agreements of the parties contained herein shall survive execution of this Agreement, delivery of the Shares and the Warrant and exercise of the Warrant.

(b) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  Execution may be made by delivery by facsimile or pdf sent via electronic transmission.

(c) The provisions of this Agreement are severable and, in the event that any court or officials of any regulatory agency of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.

(d) All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:  as set forth on the signature page hereto.

To the Investor:  as set forth on the signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

(e)      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including without limitation Section 5-1401 of the New York General Obligations. Each of the parties (a) submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York for the purpose of any  action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agree that all claims in respect of any action, suit or proceeding may be heard and determined by any such court, (c) waive to the fullest extent permitted by applicable law, any immunity from the jurisdiction of any such court or from any legal process, (d) agree not to commence any such action, suit or proceeding other than in such courts, and (e) waive, to the fullest extent permitted by applicable law, any claim that any action, suit or proceeding is brought in an inconvenient forum.  Service of process in connection with any such action, suit or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

(f)  The Company agrees that the representations, warranties, covenants and agreements given by the Company in the Underwriting Agreement are incorporated by reference in full herein and the Investor shall be entitled to rely on such representations, warranties, covenants and agreements. The Company confirms that neither it nor any other person acting on its behalf has provided the Investor or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information, except as will be disclosed in the Disclosure Package and the Press Release and the Company's Form 6-K filed with the Commission in connection with the offering and the transactions contemplated hereby.  The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

(g) This Agreement shall not be assigned by any party hereto, without the express prior written consent of the Company or the Investor.

(h)  The Investor has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Investor, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities) since the time that the Investor was first contacted by the Company regarding an investment in the Company.  The Investor covenants that neither it nor any person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.  For purposes of this provision, a “Short Sale” means a sale of Ordinary Shares that is marked as a short sale and that is executed at a time when the Investor has no equivalent offsetting long position in the Ordinary Shares, exclusive of the Shares. For purposes of determining whether the Investor has an equivalent offsetting long position in the Ordinary Shares, all Ordinary Shares that would be issuable upon exercise in full of all options, warrants or convertible securities then held by the Investor (assuming that such options were then fully exercisable or convertible, notwithstanding any provisions to the contrary, and giving effect to any exercise price adjustments scheduled to take effect in the future) shall be deemed to be held long by the Investor. The Investor understands and acknowledges that the Commission currently takes the position that coverage of Short Sales “against the box” prior to the effective date of an applicable Registration Statement is a violation of Section 5 of the Securities Act, as set forth in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, complied by the Office of Chief Counsel, Division of Corporation Finance.

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[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Agreement.

ORCKIT COMMUNICATIONS LTD.

	By:	/s/ Uri Shalom
Name: Uri Shalom
Number of Shares: 130,000		Title: Chief Financial Officer
Number of Shares underlying the Warrant: 78,000 (such number to be equal to 60% of the aggregate number of Shares being purchased by the Investor)
Purchase Price Per Share: $2.75		Address for Notice:
Warrant Exercise Price: $ 3.50
Aggregate Purchase Price: $ 357,500		Orckit Communications Ltd.
126 Yig’al Allon St.
INVESTOR: IZHAK TAMIR		Tel Aviv 67443
Attention: Chief Executive Officer
Facsimile: +972-3-695-3222
/s/ Izhak Tamir
Signature

Address for Notice and Delivery of Warrant:
Izhak Tamir c/o Orckit Communications Ltd.
126 Yig’al Allon St. Tel Aviv 67443
Facsimile: +972-3-695-3222
Attention: Izhak Tamir

DWAC Instructions:
Name of DTC Participant: N/A
DTC Participant Number: N/A
Account Number: N/A